Exhibit 21.1

SUBSIDIARIES OF BOX, INC.

The following is a list of subsidiaries of Box, Inc. as of January 31, 2026.

Name of Subsidiary	Jurisdiction of Organization
Box Intl Holdings Ltd	United Kingdom
Box Intl Technology Ltd	United Kingdom
Box.com (UK) Ltd	United Kingdom
Box Poland Sp. z o.o.	Poland
Box Deutschland GmbH	Germany
Box France SARL	France
KK Box Japan	Japan
Box Canada, Inc.	Canada
Box.com Australia Pty Ltd.	Australia
Box Netherlands B.V.	Netherlands
SignRequest B.V.	Netherlands
Crooze Corporation	Delaware